Exhibit 10.1

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 30 day of July, 2009, by and between Silicon Valley Bank (“Bank”) and DOT HILL SYSTEMS CORP., a Delaware corporation (“Borrower”) whose address is 2200 Faraday Avenue, Suite 100, Carlsbad, CA 92008.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 21, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) revise the financial covenants, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.3 (Cash Management Services Sublimit). New Section 2.1.3 is added as follows:

“2.1.3 Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Three Hundred Thousand Dollars ($300,000) or (B) the lesser of Revolving Line or the Borrowing Base, minus the sum of all outstanding principal amounts of any Advances, minus the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”

2.2 Section 2.2 (Overadvances). Section 2.2 is amended in its entirety and replaced with the following:

“2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (such sum being an “Overadvance”) exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

2.3 Section 2.4 (Fees). Section 2.4(c) is amended in its entirety and replaced with the following:

“(c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to three eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved for products provided in connection with Cash Management Services. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder; provided that such Unused Revolving Line Facility Fee shall cease to accrue upon termination of this Agreement.”

2.4 Section 6.9 (Financial Covenants). Section 6.9(a) is amended in its entirety and replaced with the following:

“(a) Minimum Net Worth. A minimum Net Worth of at least Fifty Million Dollars ($50,000,000), increasing by fifty percent (50%) of Net Income, fifty percent (50%) of issuances of equity after July 1, 2009 and fifty percent (50%) of the principal amount of Subordinated Debt.”

2.5 Section 13 (Definitions). The following terms and their definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances.

“Cash Management Services” is defined in Section 2.1.3.

“Credit Extension” is any Advance, Letter of Credit, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Net Worth” means (i) stockholder’s equity as calculated in accordance with GAAP, plus (ii) expenses relating to restructuring activities and headquarter relocation in an amount not to exceed (a) One Million Five Hundred Thousand Dollars ($1,500,000) per quarter from July 1, 2009 through June 30, 2010 and (b) Three Million Dollars ($3,000,000) in the aggregate for the four quarters ending June 30, 2010, plus (iii) 123R stock based compensation expenses, plus (iv) goodwill and long-lived asset impairment charges in an amount not to exceed Five Million Dollars ($5,000,000) in any calendar year.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of an amendment fee in an amount equal to Seven Thousand Five Hundred Dollars ($7,500).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Dot Hill Systems Corp.

By:	/s/ Derek R. Brunelle	By:	/s/ Hanif I. Jamal
Name:	Derek R. Brunelle	Name:	Hanif I. Jamal
Title:	Relationship Manager	Title:	CFO